August 2017

Free Writing Prospectus pursuant to Rule 433 dated August 4, 2017 / Registration Statement No. 333-219206

STRUCTURED INVESTMENTS — Opportunities in U.S. Equities GS Finance Corp.

Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the Russell 2000® Index. The securities may be automatically called on any call observation date.

Your securities will be automatically called if the index closing value on any call observation date is greater than or equal to the initial index value (set on the pricing date), resulting in a payment on the applicable call payment date equal to the principal amount of your securities times (i) with respect to the first call observation date, 107.40%, (ii) with respect to the second call observation date, 114.80%, (iii) with respect to the third call observation date, 122.20% and (iv) with respect to the fourth call observation date, 129.60%. No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final index value (the index closing value on the valuation date) is greater than or equal to its initial index value, the return on your securities will be positive and equal to 37.00%; or (ii) if the final index value on the valuation date is less than its initial index value but greater than or equal to the downside threshold level (85.00% of the initial index value), you will receive the principal amount of your securities; or (iii) if the final index value is less than the downside threshold level, you will receive a payment at maturity based on the index performance factor (the quotient of the final index value divided by the initial index value). You will not participate in any appreciation of the underlying index.

At maturity, for each $10 principal amount of your securities you will receive an amount in cash equal to:

•                  If the final index value is greater than or equal to the initial index value, (i) $10 plus (ii) the product of $10 times the maturity date premium amount of 37.00% (you will not participate in any appreciation of the underlying index);

•                  if the final index value is less than the initial index value but greater than or equal to the downside threshold level, $10.00; or

•                  if the final index value is less than the downside threshold level, the product of (i) $10 times (ii) the index performance factor (you will receive significantly less than the principal amount of your securities).

The securities are for investors who seek a return of between 7.40% and 37.00%, depending on if and when their securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	Russell 2000® Index (Bloomberg symbol, “RTY Index”)
Pricing date:	August , 2017 (expected to price on or about August 18, 2017)
Original issue date:	August , 2017 (3 business days after the pricing date)
Call observation dates:	August 20, 2018, August 19, 2019, August 18, 2020 and August 18, 2021, subject to postponement
Call payment dates:	the third business day after each call observation date
Valuation date:	expected to be August 18, 2022, subject to postponement
Stated maturity date:	expected to be August 23, 2022, subject to postponement
Estimated value range:	$9.30 to $9.60. See the following page for more information.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	August , 2017	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.85% ($ in total)*	Net proceeds to the issuer:	96.15% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.35 for each security it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.035 for each security.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this document in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this document in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Automatic call feature:

if, as measured on any call observation date, the index closing value is greater than or equal to the initial index value, your securities will be automatically called and you will receive for each $10 principal amount an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

Payment at maturity:

if the final index value is greater than or equal to the initial index value, (i) $10 plus (ii) the product of $10 times the maturity date premium amount; or if the final index value is less than the initial index value but greater than or equal to the downside threshold level, $10; or if the final index value is less than the downside threshold level, the product of $10 times the index performance factor This amount will be less than the stated principal amount of $10, will represent a loss of more than 15.00% and could be zero.

Initial index value:	the index closing value on the pricing date
Final index value:	the index closing value on the valuation date
Downside threshold level:	85.00% of the initial index value
Call premium amount:

7.40% with respect to the first call observation date, 14.80% with respect to the second call observation date, 22.20% with respect to the third call observation date and 29.60% with respect to the fourth call observation date

Maturity date premium amount:	37.00%
Index performance factor:	the final index value / the initial index value
CUSIP / ISIN:	36253M588 / US36253M5884
Stated principal amount/Original issue price:	$10 per security / 100% of the principal amount
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this document (per $10 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $     per $10 principal amount).

Prior to            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

August 2017

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•               General terms supplement no. 1,735 dated July 10, 2017

•               Prospectus supplement dated July 10, 2017

•               Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

We refer to the securities we are offering by this document as the “offered securities” or the “securities”. Each of the securities has the terms described under “Summary Terms” and “Additional Provisions” in this document. Please note that in this document, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity to earn a fixed premium payment that could increase in amount the longer the securities remain outstanding.   A fixed call premium payment will be paid on a call payment date (and the securities will be automatically called and no further payments will be made) if the closing value of the underlying index on the related call observation date is greater than or equal to the initial index value.  If the securities have not been automatically called prior to maturity, a fixed maturity premium payment will be paid on the stated maturity date if the closing level of the underlying index on the valuation date is greater than or equal to the initial index value. If the securities have not been automatically called prior to maturity and the closing level of the underlying index on the valuation date is less than the initial index value but greater than or equal to the downside threshold level (85% of the initial index value), investors will receive the stated principal amount. However, if the closing value of the underlying index on the valuation date is less than the downside threshold level, investors will be fully exposed to the decline in the underlying index on a 1-to-1 basis, and will receive a payment at maturity that is less than 85.00% of the stated principal amount of the securities and could be zero. No fixed call premium payment will be paid with respect to a call observation date, and the securities will remain outstanding, if the index closing value is below the initial index value on such date.  No fixed maturity premium payment will be paid with respect to the valuation date, and investors will lose more than 15% of their initial investment, if the index closing value is below the downside threshold level on such date. Accordingly, investors in the securities must be willing to accept the risk of not receiving any fixed premium payment during the term of the securities, even if the securities remain outstanding until the stated maturity, and the risk of losing their entire initial investment. In addition, investors will not participate in any appreciation of the underlying index.

Maturity:	Approximately 5 years (unless automatically called)
Call premium amount:

7.40% with respect to the first call observation date, 14.80% with respect to the second call observation date, 22.20% with respect to the third call observation date and 29.60% with respect to the fourth call observation date

Automatic call feature:

If, as measured on any call observation date, the index closing value is greater than or equal to the initial index value, your securities will be automatically called and you will receive for each $10 principal amount an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the call premium amount applicable to the corresponding call observation date. No further payments will be made on the securities following an automatic call.

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

Payment at maturity:

•                  If the final index value is greater than or equal to the initial index value, (i) $10 plus (ii) the product of $10 times the maturity date premium amount of 37.00%;

•                  If the final index value is less than the initial index value but greater than or equal to the downside threshold level, $10; or

•                  If the final index value is less than the downside threshold level, the product of $10 times the index performance factor

Index performance factor	The final index value / the initial index value
Downside threshold level:	85.00% of the initial index value
Maturity date premium amount:	37.00%

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities are for investors who seek a return of between 7.40% and 37.00%, depending on if and when their securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity. The following scenarios are for illustrative purposes only to demonstrate how the payment on a call payment date (if the securities are automatically called) and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, a positive return on the securities may never be realized and the payment at maturity may be less than 85.00% of the stated principal amount of the securities and may be zero.

Scenario 1: the securities are automatically called prior to maturity and investors receive principal back and a return equal to the applicable call premium amount

This scenario assumes that the underlying index closes at or above the initial index value on a call observation date. As a result, the securities are automatically called for the sum of the stated principal amount plus the product of the stated principal amount times the applicable call premium amount with respect to the related call observation date. If the securities are automatically called, no further payments will be made.

Scenario 2: the securities are not automatically called prior to maturity and investors receive principal back and a return equal to the maturity date premium amount at maturity

This scenario assumes that the underlying index closes below the initial index value on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying index closes at or above the initial index value. At maturity, investors will receive the stated principal amount plus the product of the stated principal amount times the maturity date premium amount.

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

Scenario 3: the securities are not automatically called prior to maturity and investors receive principal back

This scenario assumes that the underlying index closes below the initial index value on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying index closes below the initial index value but at or above the downside threshold level. At maturity, investors will receive the stated principal amount.

Scenario 4: the securities are not automatically called prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the underlying index closes below the initial index value on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying index closes below the downside threshold level. At maturity, investors will receive an amount equal to the product of the stated principal amount times the index performance factor. Under these circumstances, the payment at maturity will be less than 85.00% of the stated principal amount and could be zero.

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value on each annual call observation date and (2) the final index value. Please see “Hypothetical Examples” below for illustration of hypothetical payouts on the securities.

Diagram #1: Call Observation Dates

Diagram #2: Payment at Maturity if the Securities are Not Automatically Called

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Call premium amount:

7.40% with respect to the first call observation date, 14.80% with respect to the second call observation date, 22.20% with respect to the third call observation date and 29.60% with respect to the fourth call observation date

Maturity date premium amount:	37.00%
Hypothetical initial index value:	1,400.000
Hypothetical downside threshold level:	1,190.00 (85.00% of the initial index value)

How to determine the amount payable, if any, on a call payment date:

Hypothetical Call Observation Date	Index Closing Value	Amount Payable on a Call Payment Date (per security)
#1	1,300.000 (below initial index value)	$0.00
#2	1,350.000 (below initial index value)	$0.00
#3	1,600.000 (at or above initial index value)	$12.22

On each of hypothetical call observation dates #1 and #2, the underlying index closes below the initial index value. Therefore, the securities are not automatically called on the relevant call payment dates.

On hypothetical call observation date #3, the underlying index closes at or above the initial index value. Therefore, the securities are automatically called and the amount payable on the relevant call payment date equals the sum of the stated principal amount plus the product of the stated principal amount times the applicable call premium amount.

Your notes will not be automatically called, and you will not receive a payment on a call payment date, if the index closing value is below the initial index value on the related call observation date.

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Index Closing Value (Final Index Value)	Payment at Maturity (per security)
#1	1,600.000 (at or above the initial index value)	$13.70 ($10 + $10 × the maturity date premium amount)
#2	1,300.000 (below the initial index value but at or above the downside threshold level)	$10
#3	700.000 (below the downside threshold level)	$10 × the index performance factor = $10 × (700.000 / 1,400.000) = $5.00

In example #1, the final index value is at or above the initial index value. Therefore, investors receive at maturity the stated principal amount of the securities and the product of $10 times the maturity date premium

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

amount. Investors will not participate in any appreciation of the underlying index.

In example #2, the final index value is below the initial index value but is at or above the downside threshold level. Therefore, investors receive at maturity the stated principal amount of the securities.

In example #3, the final index value is below the downside threshold level. Therefore, investors are exposed to the downside performance of the underlying index at maturity and receive at maturity an amount equal to the stated principal amount times the index performance factor.

If the final index value is below the downside threshold level, you will be exposed to the downside performance of the underlying index at maturity, and your payment at maturity will be less than $8.50 per security and could be zero.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical index closing values on a call observation date could have on the amount payable, if any, on the related call payment date and (ii) the impact that various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant. While there are four potential call payment dates, the examples below only illustrate the amount you will receive, if any, on the first or second call payment date.

The examples below are based on a range of index closing values that are entirely hypothetical; no one can predict what the index closing value will be on any day throughout the life of your securities, what the index closing value will be on any call observation date and what the final index value will be on the valuation date. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to a call payment date or the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Call premium amount	7.40% for the first call observation date 14.80% for the second call observation date 22.20% for the third call observation date 29.60% for the fourth call observation date
Maturity date premium amount	37.00%
Downside threshold level	85.00% of the initial index value

Neither a market disruption event nor a non-index business day occurs on any originally scheduled call observation date or the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

Securities purchased on original issue date at the stated principal amount and held to a call payment date or the stated maturity date

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

Moreover, we have not yet set the initial index value that will serve as the baseline for determining if the securities will be called, the index performance factor and the amount that we will pay on your securities, if any, on a call payment date or at maturity.  We will not do so until the pricing date.  As a result, the actual initial index value may differ substantially from the index closing values prior to the pricing date.

For these reasons, the actual performance of the underlying index over the life of your securities and the actual index closing value on any call observation date, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this document. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

If your securities are automatically called on the first call observation date (i.e., on the first call observation date the index closing value is equal to or greater than the initial index value), the cash payment that we would deliver for each $10 principal amount of your securities on the applicable call payment date would be the sum of $10.00 plus the product of $10.00 times the applicable call premium amount. If, for example, the index closing value on the first call observation date was determined to be 125.00% of the initial index value, your securities would be automatically called and the cash payment that we would deliver on your securities on the corresponding call payment date would be 107.400% of the principal amount of your securities or $10.74 for each $10 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying index.

If your securities are not automatically called on the first call observation date and are called on the second call observation date (i.e., on the first call observation date the index closing value is less than the initial index value and on the second call observation date the index closing value is equal to or greater than the initial index value), the cash payment that we would deliver for each $10 principal amount of your securities on the applicable call payment date would be the sum of $10.00 plus the product of $10.00 times the applicable call premium amount. If, for example, the index closing value on the second call observation date was determined to be 125.00% of the initial index value, your securities would be automatically called and the cash payment that we would deliver on your securities on the corresponding call payment date would be 114.800% of the principal amount of your securities or $11.48 for each $10 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying index.

If the securities are not automatically called on any call observation date (i.e., on each call observation date the index closing value is less than the initial index value), the amount we would deliver for each $10 principal amount of your securities on the maturity date will depend on the performance of the underlying index on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on a call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final index value and the assumptions noted above.

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

The Securities Have Not Been Automatically Called

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity if the Securities Have Not Been Automatically Called on a Call Observation Date (as Percentage of Stated Principal Amount)

175.000%	137.000%
150.000%	137.000%
125.000%	137.000%
110.000%	137.000%
105.000%	137.000%
103.000%	137.000%
101.000%	137.000%
100.000%	137.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
84.999%	84.999%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the securities have not been automatically called on a call observation date and the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose your entire investment in the securities. In addition, if the final index value were determined to be 175.000% of the initial index value, the payment at maturity that we would deliver on your securities would be limited to 137.000% of each $10 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final index value over the initial index value.

The payments on a call payment date or at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on a call observation date or the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

interest-bearing bond bought by the holder  (although the securities do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this document.

We cannot predict the actual index closing values of the underlying index on any day, the final index value or what the market value of your securities will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on a call payment date or the maturity date, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called and the actual initial index value, which we will set on the pricing date, and on the actual index closing value on the call observation dates and the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount to be paid in respect of your securities on a call payment date or the stated maturity date, as applicable, may be very different from the information reflected in the examples above.

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are suited to your particular circumstances.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called on a call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the Russell 2000® Index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value is less than the downside threshold level, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the index value over the term of the securities. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performances of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the index closing value on a call observation date or the valuation date, the amount you may receive on the related call payment date or the stated maturity date is capped and you will not benefit from any increase in the index closing value above the initial index value. If your securities are automatically called on a call observation date, the payment you will receive for each $10 face amount of your securities will depend on the applicable call premium amount. Similarly, if your securities remain outstanding until the stated maturity date, the payment you will receive for each $10 face amount of your securities will be based on the maturity date premium amount.

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Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on a call payment date, if, as measured on any call observation date, the index closing value is greater than or equal to the initial index value. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced to as short as approximately one year after the original issue date. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are called prior to maturity.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Index Closing Value at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be

The amount you will receive on a call payment date, if any, will be paid only if the index closing value is greater than or equal to the initial index value on the related call observation date.  Therefore, the index closing value on dates other than the call observation dates will have no effect on any amount paid in respect of your securities on the call payment date.  In addition, the amount you will receive on the stated maturity date, if any, will be based on the index closing value on the valuation date.  Therefore, for example, if the final index value dropped precipitously on the valuation date, the amount paid on the securities would be significantly less than it would otherwise have been had the amount been linked to the index closing value prior to such drop. Although the actual index closing value on the call payment dates, stated maturity date or at other times during the life of the securities may be higher than the index closing value on the call observation dates or the valuation date, you will not benefit from the index closing value on any date other than on the call observation dates or the valuation date.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index

If your securities are not automatically called and the final index value is less than the downside threshold level, you will lose all or a substantial portion of your investment in the securities. This means that while a drop of up to 15.00% between the initial index value and the final index value will not result in a loss of principal on the securities, a decrease in the final index value to less than 85.00% of the initial index value will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the value of the underlying index.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The underlying index publisher calculates the value of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your securities will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the applicable underlying index stock issuer. See “—Investing in the securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this

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excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before a call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•                  the value of the underlying index;

•                  the volatility — i.e., the frequency and magnitude of changes — in the index closing value of the underlying index;

•                  the dividend rates of the underlying index stocks;

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GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;

•                  interest rates and yield rates in the market;

•                  the time remaining until your securities mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your securities before a call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before a call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on a call payment date or at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this document.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your securities. Even if the value of the underlying index increases above the downside threshold level during some portion of the life of the securities, the market value of your securities may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties

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GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any, on a call payment date or at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying index or underlying index stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Securities

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment on a call payment date or at maturity and the market value of your securities before a call payment date or the stated maturity date. The payment on a call payment date or at maturity and the market value of your securities could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it

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GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your securities. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment on a call payment date or at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing index value on any index business day and the payment on a call payment date or at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 1,735.

Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this document. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment on a call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to a call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

The Russell 2000® Index is comprised of stocks of companies that may be considered small capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the Russell 2000® Index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies.

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired

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GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange, redemption or maturity of the securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the securities. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2018, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying Index

The Russell 2000® Index

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.”

As of July 11, 2017, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (13.24%), Consumer Staples (2.33%), Financial Services (26.29%), Health Care (15.05%), Materials & Processing (7.08%), Other Energy (3.48%), Producer Durables (13.57%), Technology (14.27%) and Utilities (4.69%).  (Sector designations are determined by the underlying index publisher using criteria it has selected or developed.  Index publishers may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 1,735. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — Russell 2000® Index” on page S-61 of the accompanying general terms supplement no. 1,735.

The Russell 2000® Index is a trademark of FTSE Russell (“Russell”) and has been licensed for use by GS Finance Corp. The securities are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the securities.

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving any payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of a significant portion of all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered securities. The actual performance of the underlying index over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the underlying index for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and the first three calendar quarters of 2017 (through August 3, 2017). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

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GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

Historical Quarterly High, Low and Period End Index Closing Values of the Russell 2000® Index

	High	Low	Period End
2007
Quarter ended March 31	829.440	760.060	800.710
Quarter ended June 30	855.090	803.220	833.700
Quarter ended September 30	855.770	751.540	805.450
Quarter ended December 31	845.720	735.070	766.030
2008
Quarter ended March 31	753.550	643.970	687.970
Quarter ended June 30	763.270	686.070	689.660
Quarter ended September 30	754.380	657.720	679.580
Quarter ended December 31	671.590	385.310	499.450
2009
Quarter ended March 31	514.710	343.260	422.750
Quarter ended June 30	531.680	429.160	508.280
Quarter ended September 30	620.690	479.270	604.280
Quarter ended December 31	634.070	562.400	625.390
2010
Quarter ended March 31	690.300	586.490	678.640
Quarter ended June 30	741.920	609.490	609.490
Quarter ended September 30	677.640	590.030	676.140
Quarter ended December 31	792.350	669.450	783.650
2011
Quarter ended March 31	843.550	773.180	843.550
Quarter ended June 30	865.290	777.200	827.430
Quarter ended September 30	858.110	643.420	644.160
Quarter ended December 31	765.430	609.490	740.920
2012
Quarter ended March 31	846.130	747.280	830.300
Quarter ended June 30	840.630	737.240	798.490
Quarter ended September 30	864.700	767.750	837.450
Quarter ended December 31	852.490	769.480	849.350
2013
Quarter ended March 31	953.068	872.600	951.542
Quarter ended June 30	999.985	901.513	977.475
Quarter ended September 30	1,078.408	989.535	1,073.786
Quarter ended December 31	1,163.637	1,043.459	1,163.637
2014
Quarter ended March 31	1,208.651	1,093.594	1,173.038
Quarter ended June 30	1,192.964	1,095.986	1,192.964
Quarter ended September 30	1,208.150	1,101.676	1,101.676
Quarter ended December 31	1,219.109	1,049.303	1,204.696
2015
Quarter ended March 31	1,266.373	1,154.709	1,252.772
Quarter ended June 30	1,295.799	1,215.417	1,253.947
Quarter ended September 30	1,273.328	1,083.907	1,100.688
Quarter ended December 31	1,204.159	1,097.552	1,135.889
2016
Quarter ended March 31	1,114.028	953.715	1,114.028
Quarter ended June 30	1,188.954	1,089.646	1,151.923
Quarter ended September 30	1,263.438	1,139.453	1,251.646
Quarter ended December 31	1,388.073	1,156.885	1,357.130

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

	High	Low	Period End
2017
Quarter ended March 31	1,413.635	1,345.598	1,385.920
Quarter ended June 30	1,419.431	1,345.244	1,415.259
Quarter ending September 30 (through August 3, 2017)	1,450.387	1,400.815	1,405.229

The graph below shows the daily historical index closing values from January 1, 2007 through August 3, 2017. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,735. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	FTSE Russell
Denominations:	$10 and integral multiples of $10 in excess thereof
Postponement of the valuation date:	As described under “Supplemental Terms of the Notes — Valuation date” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of stated maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Index closing value:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Index business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each security for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, redemption or maturity of your securities, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the securities made before January 1, 2019.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

ERISA:	As described under “Employee Retirement Income Security Act” on page S-102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-103 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this document. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.35, or 3.50% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.035, or 0.35% of the principal amount, for each security. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on August  , 2017, which is expected to be the third scheduled business day following the date of this document and of the pricing of the securities.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your Securities:

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.sec.gov. Alternatively, GS Finance Corp. and The Goldman Sachs Group, Inc. will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

August 2017

GS Finance Corp. Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022 Principal at Risk Securities

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

• General terms supplement no. 1,735 dated July 10, 2017

• Prospectus supplement dated July 10, 2017

• Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

August 2017

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Jump Securities with Auto-Callable Feature Based on the Value of the Russell 2000® Index due August 23, 2022

Principal at Risk Securities

Goldman Sachs & Co. LLC